Filed Pursuant to Rule 424(b)(5)                     Registration No. 333-122392


                              PROSPECTUS SUPPLEMENT
                 TO PRELIMINARY PROSPECTUS DATED MARCH 17, 2006

                                SPATIALIGHT, INC.

                              500,000 Common Shares

         You should read this prospectus supplement and the accompanying prospectus, as amended, carefully before you invest. Both documents contain information you should consider when making your investment decision.

         AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. SUCH RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

         We are offering 500,000 of our common shares to four institutional investors, Bluegrass Growth Fund, Ltd., Bluegrass Growth Fund, L.P., Southridge Capital Fund Ltd. and Southridge Partners LP, pursuant to this prospectus supplement and the prospectus to which it relates. The purchase price for these common shares is $1,090,000 in the aggregate, or $2.18 per share. The purchase price was based upon the five-day volume weighted average price of our common shares through March 16, 2006, discounted by five percent. In addition we are paying a fee equal to $16,350 to Mr. Barry Patterson, who introduced us to two of the institutional investors.

         We are also amending our previously filed prospectus, as amended, to delete the sentence "The disclosures contained in these Amendments did not relate in any way to our fiscal years 2003 and 2002 consolidated financial statements." This sentence appeared at the end of the first paragraph under the heading "Certain Developments" of page 21 of post-effective amendment number 6 to the registration statement to which this prospectus supplement relates.

         Our common shares are traded on The Nasdaq SmallCap Market under the symbol "HDTV". On March 16, 2006, the last sale price of our common shares as reported on The Nasdaq SmallCap Market was $2.59 per share.

         NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this Prospectus Supplement is March 17, 2006.